EX-99.77O - TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3
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Name of Fund:  Goldman Sachs Real Estate Securities Fund

Name of Underwriter Purchased From:  Merrill Lynch Capital Services Inc.

Names of Underwriting Syndicate Members: Merrill Lynch, Pierce, Fenner & Smith Incorporated; J.P. Morgan Securities Inc.; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; Goldman, Sachs & Co.; UBS Securities LLC; Wachovia Capital Markets, LLC; Credit Suisse Securities (USA) LLC; ABN AMRO Incorporated; BNY Mellon Capital Markets, LLC; Daiwa Securities America Inc.; PNC Capital Markets LLC; RBC Capital Markets Corporation

Name of Issuer: Vornado Realty Trust

Title of Security:  Common Shares of Beneficial Interest

Date of First Offering:  04/22/2009

Dollar Amount Purchased:  $1,451,207.00

Number of Shares Purchased:  33,749

Price Per Unit:  $43.00

Resolution Approved:  Approved at the August 20, 2009 Board Meeting*.


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*Resolution adopted at the Meeting of the Board of Trustees on August 20, 2009:

RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended June 30, 2009 for the Fixed Income, Equity, Money Market and Specialty Funds, on behalf of the Goldman Sachs Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.